As filed with the Securities and Exchange Commission on July 2, 2014.

Registration No. 333-194606

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GlobeImmune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	84-1353925
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1450 Infinite Drive

Louisville, CO 80027

(303) 625-2700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy C. Rodell, M.D.

Chief Executive Officer and President

GlobeImmune, Inc.

1450 Infinite Drive

Louisville, CO 80027

(303) 625-2700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brent D. Fassett Francis R. Wheeler Matthew P. Dubofsky Cooley LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80021 Tel: (720) 566-4000 Fax: (720) 566-4099	Michael J. Lerner John D. Hogoboom Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 262-6700 Fax: (973) 597-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  File No. 333-194606

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Registration statement shall become effective upon filing in accordance with Rule 462(d) under the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-194606) is filed pursuant to Rule 462(d) solely to add an updated Exhibit 5.1 with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedule

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on From S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, State of Colorado, on July 2, 2014.

GLOBEIMMUNE, INC.

By:	/s/ Timothy C. Rodell
Timothy C. Rodell, M.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy C. Rodell Timothy C. Rodell, M.D.	Chief Executive Officer, President and Director (Principal Executive Officer)	July 2, 2014

/s/ C. Jeffrey Dekker C. Jeffrey Dekker	Vice President, Finance and Treasurer (Principal Financial and Accounting Officer)	July 2, 2014

* J. William Freytag, Ph.D.	Chairman of the Board of Directors and Director	July 2, 2014

* Augustine J. Lawlor	Director	July 2, 2014

* Dan J. Mitchell	Director	July 2, 2014

* Pennina Safer, Ph.D.	Director	July 2, 2014

* S. Edward Torres	Director	July 2, 2014

*By:	/s/ Timothy C. Rodell
Timothy C. Rodell
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1#	Form of Underwriting Agreement

3.1#	Restated Certificate of Incorporation of Registrant filed on June 14, 2012

3.2#	Certificate of Amendment to the Restated Certificate of Incorporation filed on August 31, 2012

3.2.1#	Certificate of Amendment to the Restated Certificate of Incorporation filed on April 25, 2014

3.3#	Form of Amended and Restated Certificate of Incorporation of Registrant to be effective upon completion of this offering

3.4#	Amended and Restated Bylaws of Registrant, as currently in effect

3.5#	Form of Amended and Restated Bylaws of Registrant to be effective upon completion of this offering

4.1#	Form of Registrant’s Common Stock Certificate

4.2#	Form of Warrants to purchase Series B Preferred Stock and a Schedule of Warrantholders

4.3#	Warrant to purchase Series B Preferred Stock, dated April 14, 2006, issued to SVB Financial Group

4.4#	Warrant to purchase Series B Preferred Stock, dated April 14, 2006, issued to Oxford Finance Corporation

4.5#	Form of Warrants to purchase Series C Preferred Stock and a Schedule of Warrantholders

4.6#	Convertible Promissory Note issued by Registrant to Cooley LLP, dated as of November 12, 2013

4.7#	Form of Warrant Certificate and a Schedule of Warrantholders

4.8#	Form of Convertible Term Notes and a Schedule of Noteholders

4.9#	Form of Amended and Restated Warrant to purchase capital stock issued to Aegis Capital Corp. or its designees

4.10#	Form of Amended and Restated Warrant to purchase capital stock issued to Aegis Capital Corp. or its designees

4.12#	Fifth Amended and Restated Stockholders Agreement between Registrant and certain holders of Common and Preferred Stock dated January 14, 2010

4.12.1#	Amendment No. 1 to Fifth Amended and Restated Stockholders Agreement between Registrant and certain holders of Common and Preferred Stock dated August 31, 2012

4.13#	Form of Warrant to be issued to Cooley LLP upon completion of this offering

5.1	Opinion of Cooley LLP

10.1†#	2002 Stock Incentive Plan

10.1.1†#	Form of Incentive Stock Option Agreement under 2002 Stock Incentive Plan

10.1.2†#	Form of Non-Qualified Stock Option Agreement under 2002 Stock Incentive Plan

10.2†#	2014 Equity Incentive Plan

10.2.1†#	Form of Stock Option Grant Notice and Stock Option Agreement under 2014 Equity Incentive Plan

10.3†#	2014 Employee Stock Purchase Plan

Exhibit Number	Description of Exhibit

10.4†#	Form of Indemnification Agreement between Registrant and its directors and executive officers

10.5†#	Executive Employment Agreement between the Registrant and Timothy C. Rodell

10.6†#	Executive Employment Agreement between Registrant and C. Jeffrey Dekker

10.6.1†#	Executive Employment Agreement between Registrant and Kirk A. Christoffersen

10.7#	Lease between Registrant and Triumph 1450 LLC, dated October 25, 2005

10.7.1#	Lease Amendment between Registrant and Triumph 1450 LLC, dated August 25, 2006

10.7.2#	Second Lease Amendment between Registrant and SF Infinite Drive, LLC, dated June 3, 2010

10.7.3#	Third Lease Amendment between Registrant and SF Infinite Drive, LLC, dated October 31, 2013

10.7.4#	Fourth Amendment to Lease Agreement between Registrant and SF Infinite Drive, LLC, dated April 14, 2014

10.8*#	Collaboration and Option Agreement between Registrant and Celgene Corporation, dated as of May 14, 2009

10.8.1#	Amendment #1 to the Collaboration and Option Agreement between Registrant and Celgene Corporation, dated as of November 6, 2009

10.8.2#	Amendment #2 to the Collaboration and Option Agreement between Registrant and Celgene Corporation, dated as of February 9, 2010

10.8.3*#	Amendment #3 to the Collaboration and Option Agreement between Registrant and Celgene Corporation, dated as of June 16, 2011

10.8.4*#	Amendment #4 to the Collaboration and Option Agreement between Registrant and Celgene Corporation, dated as of October 24, 2011

10.9*#	GI-6300 Program License Agreement by and among the Registrant, Celgene Corporation, and Celgene Alpine Investment Co., LLC, dated July 26, 2013

10.10*#	License and Collaboration Agreement between Registrant and Gilead Sciences, Inc., dated as of October 24, 2011

10.10.1#	First Amendment to License and Collaboration Agreement between Registrant and Gilead Sciences, Inc, dated as of December 14, 2012

10.11*#	Agreement between Registrant and The Regents of the University of Colorado, dated as of May 30, 2006

10.11.1*#	Amendment (1) to Agreement and Restated Intellectual Property License Agreement among Registrant, The Regents of the University of Colorado and University License Equity Holdings, Inc., effective as of May 5, 2009

10.11.2*#	Second Amendment to Agreement and Restated Intellectual Property License Agreement among Registrant, The Regents of the University of Colorado and University License Equity Holdings, Inc., effective as of March 12, 2010

10.11.3*#	Stock Purchase Agreement between the Registrant and University License Equity Holding, Inc., dated the 8th day of August, 2003

10.11.4*#	Stock Purchase Agreement between the Registrant and University License Equity Holding, Inc. dated the 15th day of October, 2003

10.11.5*#	Stock Purchase Agreement between the Registrant and University License Equity Holding, Inc. dated the 7th day of September, 2004

Exhibit Number	Description of Exhibit

10.11.6*#	Stock Purchase Agreement between the Registrant and University License Equity Holding, Inc. dated the 25th day of August, 2005

10.12*#	Cooperative Research and Development Agreement (CRADA #2264) between Registrant and National Cancer Institute, dated January 23, 2008

10.12.1*#	Amendment No. 1 to CRADA #2264 between Registrant and National Cancer Institute, dated August 8, 2011

10.12.2*#	Amendment No. 2 to CRADA #2264 between Registrant and National Cancer Institute, dated July 30, 2013

10.13*#	Public Health Service Patent License Agreement – Exclusive (License Number: L127-2007/0) (CEA) between Registrant and the National Institutes of Health, or NIH, dated as of June 11, 2007

10.13.1*#	First Amendment to Public Health Service Patent License Agreement – Exclusive (License Number: L127-2007/1) (CEA) between Registrant and the NIH, dated as of April 5, 2010

10.13.2*#	Second Amendment to Public Health Service Patent License Agreement – Exclusive (License Number: L127-2007/2) (CEA) between Registrant and the NIH, dated as of October 31, 2011

10.14*#	Public Health Service Patent License Agreement – Exclusive (License Number L-121-2011/0) (VirusPlus) between Registrant and the NIH, dated as of August 23, 2011

10.15*#	Public Health Service Patent License Agreement – Exclusive (License Number: L-036-2012/0) (Brachyury) between Registrant and the NIH, dated as of January 3, 2012

10.16*#	Public Health Service Patent License Agreement – Exclusive (License Number: L-067-2012/0) (MUC1) between Registrant and the NIH, dated as of March 12, 2012

10.17†#	2014 Performance-Based Non-Equity Incentive Plan

10.18#	Form of Employee Proprietary Information and Inventions Agreement

10.19#	Engagement Letter between Registrant and Aegis Capital Corp., dated as of December 17, 2013

10.20#	Placement Agency Agreement between Registrant and Aegis Capital Corp., dated as of January 27, 2014

23.1#	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Cooley LLP (included in Exhibit 5.1)

24.1#	Power of Attorney (see signature page of this registration statement)

†	Indicates management contract or compensatory plan.

*	Indicates confidential treatment has been requested with respect to specific portions of this exhibit. Omitted portions have been filed with the Securities and Exchange Commission.

#	Previously filed.